Exhibit 5.1

King & Spalding LLP
1l80 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
Phone: 404/ 572-4600
Fax: 404/572-5100
www.kslaw.com

September 10, 2010

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Re: The Home Depot, Inc. Senior Notes

Ladies and Gentlemen:

We have acted as counsel for The Home Depot, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended of (a) $500,000,000 aggregate principal amount of 3.95% Senior Notes due September 15, 2020 and (b) $500,000,000 aggregate principal amount of 5.40% Senior Notes due September 15, 2040 (collectively, the “Notes”) pursuant to a Prospectus Supplement dated September 7, 2010 (the “Prospectus Supplement”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of certain officers of the Company. We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture dated as of May 4, 2005 (the “Indenture”) and the Notes have been duly authorized by all requisite action by each party thereto, and that the Indenture and the Notes have been duly executed and delivered by such parties, and are valid and binding agreements of, such parties (other than the Company), enforceable against such parties (other than the Company) in accordance with their terms.

This opinion is limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

September 10, 2010

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, the Notes, upon issuance and sale thereof as described in the Prospectus Supplement and, when executed and delivered by the Company and authenticated by the Trustee under the Indenture and delivered and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Current Report on Form 8-K that you will file on September 10, 2010 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.

Sincerely,

King & Spalding LLP